EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports Third Quarter 2008 Financial Results

ATLANTA, GA – November 10, 2008 – AtheroGenics, Inc. (AGIXQ.PK), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the third quarter and nine months ended September 30, 2008.

As a result of AtheroGenics default on its debt and entry into bankruptcy proceedings in September 2008, its financial statements have been prepared in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities under the Bankruptcy Code, which requires AtheroGenics to report transactions that are directly associated with the reorganization separate from those of its normal business operations in the Company’s financial statements.  These bankruptcy-related items are described below under Reorganization Items.

AtheroGenics reported a net loss of $29.8 million, or $0.75 per share, for the third quarter of 2008, as compared to $14.7 million, or $0.37 per share, for the same period in 2007.  For the nine months ended September 30, 2008, AtheroGenics reported a net loss of $59.0 million, or $1.49 per share, as compared to $33.5 million, or $0.85 per share, for the same period in 2007. The results for the third quarter and nine months of 2008 include $19.9 million of expenses classified as Reorganization items.

“Due to the Company’s recent Chapter 11 Bankruptcy filing, our employees have shifted their focus to activities related to the sale of the Company or our non-cash assets,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We have been working with financial services firm Merriman Curhan Ford to assist with the transaction and are still in the early stages of soliciting interest levels from prospective purchasers. We plan to provide an update on the process once we have more definitive information.”

AtheroGenics recorded no revenues in the third quarter and nine months ended September 30, 2008, as compared to $7.4 million and $49.2 million, respectively, for the same periods in 2007.  Revenues in 2007 were associated with the Company’s license agreement with AstraZeneca for AGI-1067, which was terminated in April 2007.

Research and development expenses for the third quarter of 2008 decreased to $5.5 million, as compared to $16.8 million for the same period in 2007.  For the nine months ended September 30, 2008, research and development expenses decreased to $23.2 million, compared to $59.1 million for the same period in 2007.  The decrease in the quarter and nine-month periods was primarily due to the absence in 2008 of significant expenditures for the ARISE and FOCUS Phase 3 clinical trials, which were concluded in 2007, and lower personnel costs. Partially offsetting these declines were higher clinical trial expenditures for the ANDES Phase 3 clinical trial, which commenced in August 2007 and concluded in July 2008.

General and administrative expenses for the third quarter of 2008 decreased to $2.6 million, as compared to $3.1 million for the same period in 2007.  For the nine months ended September 30, 2008, general and administrative expenses decreased to $8.6 million as compared to $10.6 million for the same period in 2007.  The decrease in the quarter and year-to-date periods is primarily a reflection of lower personnel costs and professional fees.

Restructuring and impairment expense in the third quarter and nine months ended September 30, 2008, was a credit of $572,000 and represents the reversal of a portion of a 2007 write-off related to impaired manufacturing assets. The credit is the value of work performed for AtheroGenics by a commercial manufacturer in exchange for the manufacturing assets.  For the nine months ended September 30, 2007, $10.0 million was recorded for an organizational restructuring that occurred during the second quarter, which included the write-off of impaired assets and severance costs.

Interest and other income decreased to $258,000 in the third quarter of 2008 from $1.3 million reported for the same period in 2007.  For the nine months ended September 30, 2008, interest and other income decreased to $1.6 million as compared to $4.8 million reported for the same period in 2007.  The decrease is principally due to reduced levels of invested cash and lower interest rates.

Interest expense for the third quarter of 2008 was $2.6 million, as compared to $3.5 million for the same period in 2007.  The decrease in interest expense is primarily due to the remaining unamortized discount (net) on the 2011 Notes being included in reorganization items in connection with the Chapter 11 filing.  For the nine months ended September 30, 2008, interest expense increased to $9.5 million as compared to $7.7 million for the same period in 2007. This increase is due to the recording in 2008 of eight months’ accretion of the discount on the 2011 Notes that were issued in July 2007, compared to only three months’ accretion in the prior year.

Reorganization items in the third quarter and nine months ended 2008 represent expenses that were incurred in connection with the Chapter 11 filing and are separately disclosed.  These expenses primarily consist of non-cash items, including the acceleration of the discount (net) on the 2011 Notes and debt issuance costs on the 2012 Notes, as well as professional fees incurred.

At September 30, 2008, AtheroGenics reported total cash and cash equivalents of approximately $52.7 million.

About AtheroGenics
AtheroGenics is a pharmaceutical company that has been focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, has been studied for the treatment of diabetes and has completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions.  AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements.  For example, the proceeds from the sale of the company or our non-cash assets may not exceed amounts owed to our creditors, which may result in our shareholders receiving no value for their common stock and our creditors receiving less, and potentially substantially less, than payment in full for their claims. The sale of our non-cash assets could be negatively affected by current adverse conditions in the financial markets.  Our common stock was delisted from the Nasdaq Global Market and is currently quoted on the Pink Sheets, which may make buying or selling shares of our common stock difficult. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.
(Debtor-in-Possession)
Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
License fees	$ —	$ —	$ —	$ 27,083,333
Research and development	—	7,438,867	—	22,075,490
Total revenues	—	7,438,867	—	49,158,823

Operating expenses:
Research and development	5,478,117	16,818,119	23,191,889	59,112,592
General and administrative	2,567,302	3,086,868	8,628,959	10,619,566
Restructuring and impairment costs	(572,000)	—	(572,000)	9,996,332
Total operating expenses	7,473,419	19,904,987	31,248,848	79,728,490

Operating loss	(7,473,419)	(12,466,120)	(31,248,848)	(30,569,667)
Interest and other income	257,918	1,310,322	1,632,279	4,798,125
Interest expense	(2,630,572)	(3,519,669)	(9,452,040)	(7,695,230)
Net loss before reorganization items	(9,846,073)	(14,675,467)	(39,068,609)	(33,466,772)

Reorganization items, net	(19,943,335)	—	(19,943,335)	—

Net loss	$ (29,789,408)	$ (14,675,467)	$ (59,011,944)	$ (33,466,722)

Net loss per share -
basic and diluted	$ (0.75)	$ (0.37)	$ (1.49)	$ (0.85)

Weighted average shares
outstanding – basic and diluted	39,518,492	39,515,014	39,518,492	39,493,974

Balance Sheet Data
(Debtor-in-Possession)
(Unaudited)

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$ 52,722,834	$ 92,875,420
Working capital, including liabilities subject to compromise	(252,853,138)	50,229,551
Total assets	55,858,367	103,139,028
Liabilities subject to compromise	306,728,421	—
Current portion of long-term debt	—	35,968,750
Long-term obligations, less current portion	—	252,163,102
Accumulated deficit	(470,477,759)	(411,465,815)
Total shareholders’ deficit	(251,173,114)	(195,594,625)

CONTACTS:

AtheroGenics, Inc.	Investor Inquiries
Mark P. Colonnese	Lilian Stern
Executive Vice President	Stern Investor Relations, Inc.
678-336-2511	212-362-1200
investor@atherogenics.com	lilian@sternir.com
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